Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Statements as of and for the Year Ended March 31, 2017

The following unaudited pro forma condensed combined financial statements of the combined company (the “pro formas”) include the unaudited pro forma condensed combined balance sheet as of March 31, 2017, (the “pro forma balance sheet”) and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2017, (the “pro forma statement of operations”), after giving effect to the spin-off of the Enterprise Services business of Hewlett Packard Enterprise Company ("HPE") forming Everett SpinCo, Inc. ("Everett") and the subsequent merger of a wholly-owned subsidiary of Everett with Computer Sciences Corporation ("CSC") on April 1, 2017 (the "Merger") to form DXC Technology Company. The operations of Everett were conducted and accounted for as part of HPE using accounting conventions applicable to HPE which may differ in the future.

The pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of CSC as of March 31, 2017 and the historical condensed combined balance sheet of Everett as of January 31, 2017, giving effect to the Merger as if it had been consummated on March 31, 2017. The pro forma statement of operations combines the historical consolidated statement of operations of CSC for the year ended March 31, 2017 and the historical condensed combined statement of operations of Everett for the year ended January 31, 2017, each giving effect to the Merger as if it had been consummated on April 2, 2016, the first day of CSC's fiscal year ended March 31, 2017.

The pro forma financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined company would have reported had the Merger been completed as of the dates set forth in the pro forma financial statements, and should not be taken as being indicative of the combined company’s future consolidated results of operations or financial position.

The pro forma financial statements should be read in conjunction with:
• the accompanying notes to the pro forma financial statements;
• CSC’s audited historical consolidated financial statements and related notes as of and for the year ended March 31, 2017, which are included in Exhibit 99.1;
• Everett’s audited historical combined financial statements and related notes as of and for the year ended October 31, 2016;
• Everett’s unaudited historical condensed combined financial statements as of and for the three months ended January 31, 2017; and
• Everett’s unaudited historical condensed combined financial information for the three months ended January 31, 2016.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2017

	Historical
(in millions)	CSC as of March 31, 2017	Everett as of January 31, 2017	Reclassifications		Transaction Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,263	$1,263	$—		$(797)	7A	$1,729
Receivables, net	1,643	3,263	200	6A	—		5,106
Financing receivables	—	124	(124)	6A	—		—
Prepaid expenses and other current assets	341	1,510	(550)	6A	—		1,301
Total current assets	3,247	6,160	(474)		(797)		8,136
Intangible assets, net	1,794	—	1,389	6A	3,215	7B	6,398
Goodwill	1,855	—	—		6,344	7C	8,199
Deferred income taxes, net	381	—	53	6A	117	7D	551
Property and equipment, net	903	3,732	(73)	6A	409	7E	4,971
Long-term financing receivables	—	184	(184)	6A	—		—
Other assets	483	2,303	(711)	6A	(521)	7F	1,554
Total Assets	$8,663	$12,379	$—		$8,767		$29,809
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$738	$3	$748	6A	$(220)	7G	$1,269
Capital lease obligations, short-term	—	748	(748)	6A	—		—
Accounts payable	410	871	—		—		1,281
Accrued payroll and related costs	248	619	—		50	7H	917
Accrued expenses and other current liabilities	998	1,250	259	6A	—		2,507
Deferred revenue and advance contract payments	518	876	—		(605)	7I	789
Accrued restructuring	—	259	(259)	6A	—		—
Income taxes payable	38	53	—		—		91
Total current liabilities	2,950	4,679	—		(775)		6,854
Long-term debt, net of current maturities	2,225	392	1,014	6A	2,741	7G	6,372
Capital lease obligations, long-term	—	1,014	(1,014)	6A	—		—
Non-current deferred revenue	286	—	901	6A	(622)	7I	565
Non-current pension obligations	342	—	444	6A	126	7J	912
Non-current income tax liabilities and deferred tax liabilities	423	—	44	6A	1,741	7K	2,208
Other long-term liabilities	271	1,869	(1,389)	6A	20	7L	771
Total Liabilities	6,497	7,954	—		3,231		17,682
Commitments and Contingencies Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	152	—	—		—		152
Additional paid-in capital	2,565	—	—		9,967	7M	12,532
Parent company investment	—	6,876	—		(6,876)	7M	—
Accumulated deficit	(170)	—	—		(39)	7M	(209)
Accumulated other comprehensive loss	(162)	(2,484)	—		2,484	7M	(162)
Treasury stock, at cost	(497)	—	—		—		(497)
Total stockholders’ equity	1,888	4,392	—		5,536		11,816
Noncontrolling interests in subsidiaries	278	33	—		—		311
Total Equity	2,166	4,425	—		5,536		12,127
Total Liabilities and Equity	$8,663	$12,379	$—		$8,767		$29,809

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2017

(in millions, except per share amounts)	CSC for the Year Ended March 31, 2017	Everett for the Year Ended January 31, 2017	Reclassifications		Transaction Adjustments		Pro Forma Combined
Revenues	$7,607	$17,787	$—		$—		$25,394
Costs and expenses:
Costs of services (excludes depreciation, amortization, and restructuring costs)	5,545	15,132	(1,063)	6B	234	8A	19,848
Selling, general and administrative (excludes depreciation, amortization, and restructuring costs)	1,279	1,624	(314)	6B	(44)	8B	2,545
Depreciation and amortization	647	—	1,620	6B	(141)	8C	2,126
Amortization of intangible assets	—	231	(231)	6B	—		—
Restructuring costs	238	622	—		—		860
Separation costs	—	482	—		(373)	8D	109
Divestiture charges	—	13	(13)	6B	—		—
Interest expense	117	—	176	6B	21	8E	314
Interest income	(35)	—	(46)	6B	—		(81)
Defined benefit plan settlement charges	—	(1)	1	6B	—		—
Other expense (income), net	(10)	—	8	6B	—		(2)
Total costs and expenses	7,781	18,103	138		(303)		25,719
Interest and other, net	—	(143)	143	6B	—		—
Income (loss) from continuing operations before taxes	(174)	(459)	5		303		(325)
Income tax (benefit) expense	(74)	73	—		74	8F	73
Income (loss) from continuing operations	(100)	(532)	5		229		(398)
Less: net income attributable to noncontrolling interests, net of tax	23	—	5	6B	—		28
Income (loss) from continuing operations attributable to the company	$(123)	$(532)	$—		$229		$(426)
Earnings (loss) per common share:
Basic	$(0.88)						$(1.50)
Diluted	$(0.88)						$(1.50)
Weighted-average common shares:
Basic	140.39				142.77	8G	283.16
Diluted	140.39				142.77	8G	283.16

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The transaction between Everett and CSC is a reverse merger acquisition, with Everett representing the legal acquirer of the business and CSC representing the accounting acquirer. The accompanying pro formas were prepared in accordance with Article 11 of Regulation S-X and present the pro forma balance sheet and pro forma statement of operations based upon the historical consolidated financial statements of CSC and the historical combined financial statements Everett, after giving effect to the Merger. The historical financial statements of CSC and Everett have been adjusted in the accompanying pro formas to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the pro forma statement of operations, expected to have a continuing impact on the consolidated results of operations of the combined company.

As a consequence of Everett and CSC having different fiscal year end dates, all references to the pro forma balance sheet combines the historical condensed consolidated balance sheet of CSC as of March 31, 2017, with the historical condensed combined balance sheet of Everett as of January 31, 2017 giving effect to the Merger as if it had been consummated on March 31, 2017. Similarly, the pro forma statement of operations includes the results of operations of CSC for the year ended March 31, 2017, and of Everett for the year ended January 31, 2017. The latter of which was derived by adding the unaudited condensed combined statement of operations for the three months ended January 31, 2017, to the audited combined statement of operations for the year ended October 31, 2016, and subtracting the unaudited condensed combined statement of operations for the three months ended January 31, 2016.

The historical condensed combined financial statements (the "financial statements") of Everett have been derived from the consolidated and combined financial statements of HPE and reflect allocations made by HPE based on assumptions that HPE’s management believes are reasonable. Everett’s financial statements include HPE assets and liabilities that were specifically identifiable or otherwise attributable to Everett, including subsidiaries and affiliates in which HPE had a controlling financial interest or was the primary beneficiary. Everett’s financial statements include all revenues and costs directly attributable to Everett and an allocation of expenses related to certain HPE corporate functions. The results of operations in the Everett financial statements do not necessarily include all expenses that would have been incurred by Everett had it been a separate, stand-alone entity. Actual costs that may have been incurred if Everett had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Consequently, Everett’s financial statements do not necessarily reflect what Everett’s financial condition and results of operations would have been had Everett operated as a stand-alone company during the period or as of the date presented.

The pro forma financial statements were prepared using the acquisition method of accounting that prescribes the purchase price be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation of Everett’s assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements and adjustments are based upon currently available information.

A final determination of the fair value of Everett’s assets acquired and liabilities assumed, including goodwill and intangible assets, will be based on the actual net tangible and intangible assets and liabilities of Everett that existed as of the closing date of the Merger, and this analysis is not yet finalized. As a result of the foregoing, the purchase price allocation is preliminary and subject to change as additional information becomes available and as additional analyses are performed. The pro formas do not reflect the costs of integration activities or benefits from the realization of revenue or net cost synergies that may result from the Merger. The purchase price allocation is based upon certain assumptions that management of DXC believes are factually supportable as of the date of this current report. The adjustments included in the pro formas are based on assumptions that management of DXC believes to be reasonable. These potential changes to the purchase price allocation and related pro forma adjustments could be material.

Note 2: Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications that are completed during the measurement period, as defined in current accounting standards in accordance with U.S. GAAP. For purposes of preparing the pro forma financial statements, CSC management has conducted a preliminary analysis of the adjustments required to conform Everett’s historical financial statements to reflect current CSC accounting policies. CSC management’s assessment is ongoing and, at the time of preparing the pro forma financial statements, other than the pension accounting adjustment made herein (and further discussed below), management is not aware of any other material policy differences or necessary financial statement reclassifications. CSC management is currently conducting an in-depth review of Everett’s accounting policies in an effort to determine if additional differences in accounting policies and/or financial statement classification exist that may require additional adjustments to or reclassification of Everett’s results of operations, assets or liabilities to conform to CSC’s accounting policies and classifications. As a result of that review, CSC management may identify differences that, when conformed, could have a material impact on the pro forma financial statements.

As a result of the preliminary analysis, CSC identified the need to conform Everett’s accounting policy related to pension accounting as CSC recognizes changes in actuarial gains and losses and the changes in fair value of plan assets in earnings at the time of plan re-measurement, typically annually at the end of the fourth quarter of each year, as a component of net periodic benefit expense; whereas, Everett amortizes unrecognized actuarial gains and losses over the average remaining service life or, in the case of frozen plans, life expectancy of participants as a component of accumulated other comprehensive loss. In some cases, Everett amortizes actuarial gains and losses using the corridor approach. Refer to Notes 7 and 8 for additional information on how this accounting policy difference has been reflected in the pro forma balance sheet and pro forma statement of operations, respectively.

Note 3: Purchase Price Allocation

The transaction between Everett and CSC is a reverse merger acquisition, with Everett representing the legal acquirer of the business and CSC representing the accounting acquirer. While purchase consideration transferred in a business combination is typically measured by reference to the fair value of equity issued or other assets transferred by the accounting acquirer, CSC did not issue any consideration in the Merger. Accordingly, the fair value of the purchase consideration transferred was measured based on the number of shares of common stock CSC would have to issue to give the stockholders of HPE 50.1% interest in the combined company that results from the reverse acquisition. Additionally, Everett stock options and debt assumed by CSC were included in the consideration transferred and purchase price, respectively. The consideration transferred was utilized in the preliminary purchase price allocation and calculation of goodwill for inclusion in the pro forma financial statements.

The pro forma balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma preliminary purchase price allocation presented herein, and these differences may be material. The purchase price allocation in these pro forma financial statements is based upon an estimated purchase price of approximately $13.8 billion.

This amount was derived in accordance with the Merger Agreement, as described further below and is subject to adjustment based on Everett’s working capital in accordance with the terms of the Separation and Distribution Agreement.

The following table represents the preliminary estimate of the purchase price paid in the Merger, excluding an estimate for the working capital adjustment and assuming no true-up adjustment pursuant to the Merger Agreement (in millions):

Fair value of purchase consideration received by HPE stockholders(i)	$9,790
Preliminary fair value of Everett options assumed by CSC(ii)	140
Consideration transferred	9,930
Fair value of Everett new indebtedness assumed by CSC(iii)	3,476
Fair value of Everett historical indebtedness assumed by CSC(iv)	395
Total accounting consideration	$13,801

(i) Represents the fair value of consideration received by HPE stockholders to give them 50.1% ownership in the combined company. The fair value of the purchase consideration transferred was based on a total of 141,865,656 shares of DXC common stock distributed to HPE stockholders as of the close of business on the record date and CSC’s closing price of $69.01 per share on March 31, 2017.

(ii) Prior to the closing date of the Merger, HPE caused the vesting of all outstanding Everett stock-based compensation awards that were outstanding as of May 24, 2016. Everett stock-based compensation awards granted after May 24, 2016 did not vest as a result of the Merger. Effective with the Merger, any HPE stock option or unvested restricted stock unit held by an Everett employee who remained employed by Everett as of immediately prior to the Merger, that was outstanding and unexercised as of immediately prior to the Merger, was converted into a stock-based compensation award (the “Replacement Award”) of the combined company and will be subject to the same terms and conditions after the Merger as the terms and conditions applicable to the corresponding HPE stock-based compensation award. Accordingly, this balance represents the estimated fair value of the Replacement Award issued to Everett employees assuming a 2.9:1 share exchange ratio and a pro-rata adjustment to the HPE stock-based compensation award strike price as of March 31, 2017. The estimated fair value was calculated using the Black-Scholes-Merton model. In calculating the estimated fair value of the Replacement Awards, management used the following weighted average assumptions:

Risk free interest rate	1.60%
Expected volatility	29.00%
Expected term (in years)	6
Dividend yield	1.56%

(iii) Represents the estimated fair value of the debt Everett issued immediately prior to the Distribution. See Note 4 for further pro forma impacts of these financing transactions.

(iv) Represents the estimated fair value of the historical Everett debt at January 31, 2017. For pro forma purposes, it is assumed that book value approximates fair value. The final fair value of the assumed Everett debt may be materially different based on the fair value of the outstanding Everett debt assumed on the closing date of the Merger.

The preliminary estimated purchase price is allocated as follows (in millions):

Total current assets	$4,911
Property and equipment, net(i)	4,068
Intangible assets(ii)(iii)	4,604
Other assets	1,221
Total assets acquired	14,804
Total current liabilities(iv)	3,904
Long-term debt, net of current maturities(v)	4,147
Deferred tax liabilities(vi)	1,785
Other liabilities(vii)	1,349
Total liabilities assumed	11,185
Net identifiable assets acquired	3,619
Add: Fair value of noncontrolling interests(viii)	(33)
Goodwill	6,344
Total estimated consideration transferred	$9,930

(i) The property and equipment acquired in the Merger consists of land, land improvements, buildings and equipment, personal property, and construction in progress. Preliminary valuations have been performed for land, land improvements and buildings. Everett’s historical carrying value for equipment, personal property and construction in progress is assumed to equal fair value. Given the preliminary nature of the valuation performed and the above assumptions, the final valuation may be materially different as more detailed information becomes available given the recent consummation of the Merger.

(ii) The identifiable intangible asset fair value estimates are based on a preliminary valuation and may change. The identifiable intangible assets associated with the Merger consist of customer relationships and developed technology with an estimated fair value of $4.5 billion, excluding capitalized software of $104 million carried over at net book value. The final valuation may be materially different and may result in the identification of additional intangible assets as more detailed information becomes available given the recent consummation of the Merger. See Note 7 (B) for further details on the intangible assets fair value adjustment.

(iii) Intangible assets is also net of an adjustment to remove Everett’s deferred contract costs of $1.3 billion as these deferred contract costs do not meet the definition of an acquired asset as defined in Financial Accounting Standards Board Accounting Standards Codification 805 “Business Combinations.”

(iv) Total current liabilities include adjustments for (1) $82 million of assumed current debt related to the new Everett borrowings (see Note 4 for additional information) and (2) the decrease in Everett’s recorded value of short-term deferred revenue and advance contract payments from $876 million to $271 million, its estimated remaining future service obligations, as part of the purchase price allocation based on the preliminary valuation. The fair value and estimated future service obligation assigned to deferred revenue has been estimated based on a preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue and advance contract payments than presented in these unaudited pro forma condensed combined financial statements. The impact of this adjustment is not reflected in the pro forma statement of operations, since it will not have a recurring effect.

(v) See Note 4 for further details on this debt, including $392 million of historical long-term debt, $3.4 billion of assumed long-term debt related to the new Everett borrowings (excluding the current maturities of assumed long-term debt of $82 million), and $361 million of long-term capital lease liability assumed to represent the remaining long term capital lease liability after adjusting the total capital lease liability to the contractually agreed upon amount (see Note 5 for additional information).

(vi) This balance includes the deferred tax liability resulting from the value adjustments for identifiable intangible assets, property and equipment, and deferred revenue. This estimate of deferred tax liability was determined based on the book and tax basis differences attributable to identifiable intangible assets acquired and liabilities assumed based on estimated global statutory tax rates of the combined company ranging from 25% to 35%. The combined global statutory tax rate was based upon the expected jurisdictions in which the combined company expects to operate. The goodwill recognized in the Merger is not expected to be deductible for income tax purposes. The final deferred tax liability may be materially different as more detailed information becomes available given the recent consummation of the Merger.

(vii) Other liabilities includes an adjustment to decrease Everett’s recorded value of non-current deferred revenue from $901 million to $279 million, its estimated remaining future service obligations as part of the purchase price allocation based on the preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue than presented in these unaudited pro forma condensed combined financial statements. The impact of this adjustment has not been reflected within the pro forma statement of operations, since it will not have a recurring effect.

(viii) The preliminary fair value of noncontrolling interests is assumed to approximate its carrying value for the pro forma financial statements. The final valuation may be different as more detailed information becomes available given the recent consummation of the Merger.

For all other assets acquired and liabilities assumed, as noted above, book value is assumed to approximate the preliminary fair value. The final valuation may be materially different as more detailed information becomes available given the recent consummation of the Merger. Any change in the above assumptions would result in a corresponding change in goodwill.

Refer to Note 7 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 4: Financing Adjustments

On December 16, 2016, Everett entered into the New Everett Term Loan in an aggregate principal amount of the U.S. dollar equivalent of $2.0 billion. The Lenders have committed to provide (i) Tranche A-1 Term Loans in U.S. dollars in an aggregate amount of $375 million (the “Tranche A-1 Loans”) which mature three years after the funding date, (ii) Tranche A-2 Term Loans in U.S. dollars in an aggregate amount of $1.310 billion (the “Tranche A-2 Loans”) which mature five years after the funding date and (iii) Tranche A-3 Term Loans in Euros in an aggregate amount of the Euro equivalent of $315 million (the “Tranche A-3 Loans”) which mature five years after the funding date. The New Everett Term Loan may be used for general corporate purposes, to pay expenses associated with the Merger and to pay a portion of the Everett Payment to HPE. On March 24, 2017, Everett also issued the notes in an aggregate principal amount of $1.50 billion, and incurred approximately $9 million of debt issuance costs in connection therewith.

The following table presents the assumed debt as a result of the Merger (in millions):

The New Everett Term Loan, current	$82
The New Everett Term Loan, long-term	1,903
The notes, long-term	1,491
Total pro forma adjustments to debt	3,476
Assumed historical Everett debt, current	3
Assumed historical Everett debt, long-term	392
Capitalized lease liabilities, short-term	446
Capitalized lease liabilities, long-term	361
Total new and assumed debt by CSC	$4,678

(i) The New Everett Term Loan requires quarterly principal repayments, depending upon tenure, and for pro forma purposes it is assumed to have quarterly payments totaling $82 million annually; accordingly, this amount has been classified as current in the unaudited pro forma balance sheet. The long-term portion of the New Everett Term Loan is presented net of $15 million of estimated debt issuance costs, which represents the approximate amount of costs that market participants would incur to obtain similar financing.

(ii) The notes have no annual principal repayment or sinking fund payment requirements until maturity; accordingly, the entire balance of the notes has been reflected as long-term in the unaudited pro forma balance sheet. The notes are presented net of $9 million of estimated debt issuance costs.

(iii) Represents the current and long-term component of Everett historical debt assumed by CSC at the completion of the Merger.

(iv) Represents the current and long-term portion of the contractually agreed upon amount of capital lease liability.

The twelve-month pro forma statement of operations reflect adjustments to interest expense of $105 million, which represents an estimate of interest expense calculated using the effective interest method on the additional indebtedness incurred in connection with the Merger. This adjustment was calculated as if the new debt were entered into on April 2, 2016, the beginning of the earliest period presented.

The adjustment to record interest expense for the year ended March 31, 2017 is estimated based on the terms of the Debt Financing discussed above. For each 0.125 % change in estimated interest rates on the variable rate debt, interest expense would increase or decrease by approximately $4 million for the year ended March 31, 2017.

Refer to Note 7 and Note 8 for additional information on how the adjustments described above have been reflected in the pro forma financial statements.

Note 5: Transfers of Assets and Liabilities

At or near the consummation of the Merger, HPE engaged in the following transactions with Everett pursuant to the terms of the Separation and Distribution Agreement and Merger Agreement:

(a) Transferred certain corporate and other assets and liabilities to Everett. The transfers will include a portion of HPE’s global real estate portfolio and IT assets as well as accrued compensation and benefits related to corporate and global functional personnel being transferred to Everett in connection with the Merger;

(b) Transferred certain pension plan assets and liabilities to Everett associated with active, retired and other former employees of Everett. The corresponding adjustment to Everett’s statement of operations includes the impact of adopting CSC’s accounting policy for the immediate recognition of pension gains and losses;

(c) Funded Everett’s pension obligations such that the transferred net pension liability does not exceed $570 million. The following table summarizes the adjustments to the pension liability:

(d) Modify Everett’s existing capital lease arrangements with HPE Financial Services to reduce the capital lease obligation to the contractually agreed upon amount, which at January 31, 2017 is approximately $807 million, provided however, that capitalized lease obligations with terms that will expire prior to March 31, 2019 shall not be counted for purposes of this calculation.

Refer to Note 7 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 6: Reclassifications

Certain reclassifications have been made relative to the historical financial statements of Everett to conform to the financial statement presentation of CSC.

(A) Everett Balance Sheet line items were reclassified as follows:
(i) Financing receivables out of Financing receivables and into Prepaid expenses and other current assets;
(ii) Value added tax receivable reclassified out of Prepaid expenses and other current assets and Other assets and into Receivables, net;
(iii) Current deferred outsourcing costs reclassified out of Prepaid expenses and other current assets and into Intangible assets, net;
(iv) Noncurrent deferred outsourcing costs reclassified out of Other assets and into Intangible assets, net;
(v) Deferred tax assets were reclassified out of Other assets and into Deferred income taxes, net;
(vi) Software reclassified out of Property and equipment, net and Other assets and into Intangible assets, net;
(vii) Noncurrent financing receivables reclassified out of Long-term financing receivables and into Other assets;
(viii) Short-term capital lease obligations reclassified out of Capital lease obligations, short-term and into Short-term debt and current maturities of long-term debt;
(ix) Restructuring reclassified out of Accrued restructuring and into Accrued expenses and other current liabilities;
(x) Long-term capital lease obligations reclassified out of Capital lease obligations, long-term and into Long-term debt, net of current maturities;
(xi) Non-current deferred revenue reclassified out of Other long-term liabilities and into Non-current deferred revenue;
(xii) Pension obligations out of Other long-term liabilities and into Non-current pension obligations; and
(xiii) Deferred tax liabilities reclassified out of Other liabilities and into Deferred tax liabilities.

(B) Everett Statement of Operations line items were reclassified as follows:
(i) Depreciation and amortization reclassified out of Costs of services and Selling, general and administrative and into Depreciation and amortization;
(ii) Benefit plan settlement charges reclassified out of Defined benefit plan settlement charges and into Costs of services and Selling, general and administrative;
(iii) Amortization reclassified out of Amortization of intangible assets and into Depreciation and amortization;

(iv) Noncontrolling interests reclassified out of Interest and other, net and into Net income attributable to noncontrolling interests, net of tax;
(v) Interest expense, interest income and other expense (income) reclassified out of Interest and other, net and into Interest expense, Interest income, and Other expense (income), net respectively; and
(vi) Transaction related expenses reclassified out of Divestiture charges and into Selling, general and administrative.

Note 7: Pro Forma Balance Sheet Adjustments

The pro forma balance sheet reflects the following adjustments (in millions):

(A) Cash and cash equivalents were adjusted as follows:

Increase (Decrease)
Estimated financing and transaction costs(i)	$(100)
Other transaction adjustments(ii)	(1,189)
Gross proceeds from the New Everett Term Loan and the notes(iii)	3,500
The Everett Payment to HPE(iv)	(3,008)
Total pro forma adjustment to Cash and cash equivalents	$(797)

(i) Represents financing and transaction related costs to be incurred by Everett ($74 million) and CSC ($26 million), respectively, related to the Merger.
(ii) As stipulated within the Separation and Distribution Agreement, HPE retained all cash held by Everett on the closing date of the Merger. Accordingly, this represents the removal of Everett cash, net of $74 million of financing and transaction costs.
(iii) Represents the gross proceeds from the $2.0 billion New Everett Term Loan and the notes.
(iv) Represents the Everett Payment paid immediately before the Distribution.

(B) Intangible assets was adjusted as follows (in millions):

Increase (Decrease)
Preliminary fair value of acquisition-related intangible assets(i)	$4,500
Elimination of outsourcing contract costs(ii)	(1,285)
Total pro forma adjustment to Intangible assets	$3,215

(i) Of the total consideration, approximately $4.5 billion is estimated to be the preliminary fair value of identified intangible assets, which consist of customer intangibles and developed technology with preliminary estimated useful lives of 13 and 7 years, respectively. Refer to Note 3 for additional information.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuation, from the perspective of a market participant, include the estimated future after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. In addition, the discount rate selected is a significant assumption utilized to value the intangible asset, which is based on market participant assumptions for rates of return for similar assets and reflects the risks inherent in the cash flow stream based on the nature of the asset. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

The estimated fair value for this pro forma presentation of the customer relationships intangible asset was measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business. Significant assumptions required for this method are revenue growth rates, expected attrition rates for the existing customer portfolio, probabilities of renewal for existing contracts and related relationships, contributory asset charges and an appropriate market-based discount rate.

The estimated fair values for this pro forma presentation for developed technology were measured using the relief from royalty method. The principle behind this method is the value of an intangible is equal to the present value of the after-tax royalty savings attributable to owning the asset. Significant assumptions required for this method are determining an earning measure to estimate a royalty payment stream, selecting an arm’s length royalty rate, the assets’ remaining economic life and pattern of life cycle, and an appropriate market-based discount rate.

(ii) Represents an adjustment to remove Everett’s outsourcing contract costs of $1.3 billion as these deferred contract costs do not meet the definition of an acquired asset as defined in ASC 805 “Business Combinations.”

(C) Goodwill associated with the Merger was adjusted as more fully described in Note 3. The adjustment is primarily due to the synergies expected to be achieved by combining the businesses of Everett and CSC, expected future contracts, as well as the acquired workforce. The cost-saving opportunities are expected to include improved operating efficiencies and asset optimization.

(D) Deferred income taxes, net was adjusted as follows:

Increase (Decrease)
Transaction adjustments(i)	$32
Purchase price allocation adjustments(ii)	85
Total pro forma adjustment to Deferred income taxes, net	$117

(i) Represents increase in deferred tax assets related to Everett transaction adjustments of $12 million as well as the $13 million effect of accelerated vesting of CSC unvested stock-based compensation awards.
(ii) Represents increase in deferred tax assets related to the write down of historical deferred costs of Everett.

(E) Property and equipment, net was adjusted as follows:

Increase (Decrease)
Preliminary step-up in fair value(i)	$1,014
Capital lease adjustment(ii)	(904)
Transfers from HPE(iii)	299
Total pro forma adjustment to Property and equipment, net	$409

(i) Represents the step up to fair value of land, land improvements and buildings acquired on the basis of preliminary valuations performed. All other acquired property and equipment is assumed to have a fair value equal to Everett’s historical carrying value.
(ii) Represents the estimated capital lease assets associated with leases that Everett expects to modify in order to deliver on its contractual commitment. See Note 5 for further discussion.
(iii) Represents the transfer to Everett of a portion of HPE’s global real estate portfolio and IT assets.

(F) Represents the removal of historical pension plan assets of Everett, as described in additional detail in Note 5.

(G) Short-term debt and current maturities of long-term debt and Long-term debt, net of current maturities, were adjusted as described in Note 4, Note 5(d) and Note 6.

(H) Accrued payroll and related costs were adjusted as follows:

Increase (Decrease)
Adjustment to net pension liability(i)	$(10)
Employee transfer(ii)	60
Total pro forma adjustment to Accrued payroll and related costs	$50

(i) Represents an adjustment to remove Everett’s historical pension liabilities and transfer certain pension liabilities from HPE to Everett, as described in additional detail in Note 5.
(ii) Represents an adjustment for accrued compensation and benefits related to HPE corporate and global function personnel being transferred to Everett in connection with the Merger.

(I) Deferred revenue and advanced contract payments and Non-current deferred revenue were adjusted to decrease Everett’s recorded value of deferred revenue to its estimated remaining future service obligations as part of the purchase price allocation based on the preliminary valuation. The final purchase price allocation will be based on a complete analysis and may result in a materially different allocation for deferred revenue than that presented in the pro forma balance sheet. However, this adjustment is not reflected in the pro forma statement of operations since it is directly related to the Merger but will not have a recurring effect.

(J) Pension liabilities were adjusted related to HPE corporate and global function personnel transferred to Everett in connection with the Merger, as follows:

Increase (Decrease)
Removal of historical pension balances(i)	$(444)
Pension funding adjustment(ii)	570
Total pro forma adjustment to Non-current pension obligations	$126

(i) Represents an adjustment to remove Everett’s historical pension liabilities and transfer certain pension liabilities from HPE to Everett, as described in additional detail in Note 5.
(ii) Pursuant to the Separation and Distribution Agreement, this adjustment reflects the adjustment to fund Everett’s pension obligations such that the transferred net pension liability does not exceed $570 million. No adjustment for expected return on assets has been assumed for pro forma statement of operations purposes as it is unknown at this time where the funding of the accrued defined benefit pension plans will occur, as described in additional detail in Note 5.

(K) Deferred tax liabilities were adjusted based on estimated global statutory tax rates of the combined company ranging from 25% to 35%, multiplied by the preliminary fair value adjustments to the identifiable intangible assets, fair value adjustments to property and equipment, and deferred revenue reduction, as described in additional detail in Note 3.

(L) Other Liabilities represents an adjustment for liabilities related to HPE corporate and global function personnel being transferred to Everett in connection with the Merger.

(M) Stockholders’ equity was adjusted as follows:

	Additional Paid-in Capital	Parent Company Investment	Accumulated Deficit	Accumulated Other Comprehensive Loss
Pension adjustments(i)	$—	$(1,917)	$—	$1,876
Elimination of total Everett Parent company investment and accumulated other comprehensive loss(ii)	—	(394)	—	608
Consideration transferred(iii)	9,930	—	—	—
Stock-based compensation(iv)	37	—	(24)	—
Pension funding(v)	—	(596)	—	—
Transaction costs(vi)	—	(54)	(15)	—
Everett assumed debt(vii)	—	(3,008)	—	—
Other transaction adjustments(viii)	—	(1,269)	—	—
Net deferred tax assets(ix)	—	12	—	—
Capital lease adjustments(x)	—	51	—	—
Transfer from HPE(xi)	—	299	—
Total pro forma adjustment	$9,967	$(6,876)	$(39)	$2,484

(i) Represents the net adjustments to (1) transfer certain pension plan assets and liabilities from HPE to Everett associated with active, retired and other former employees of Everett and (2) conform the pension accounting policy of Everett to that of CSC, as described in additional detail in Note 2 and Note 5.
(ii) Relates to the elimination of Everett Parent company investment and accumulated other comprehensive loss.
(iii) Relates to additional paid in capital recorded for the purchase price allocation purchase consideration calculated as described further in Note 3.
(iv) Certain CSC stock-based compensation awards contain a mandatory change in control provision (the “CSC CIC”) which states that unvested stock-based compensation awards will accelerate vest upon a greater than 50% change in stock ownership of CSC. Accordingly, upon the closing of the Merger, certain unvested CSC stock-based compensation awards automatically vested resulting in the immediate recognition of $24 million, net of tax of $13 million, of unrecognized stock-based compensation expense. This expense is not reflected in the unaudited pro forma condensed combined statement of operations since it is directly related to the Merger but will not have a recurring effect.
(v) Pursuant to the Separation and Distribution Agreement, this reflects the adjustment to fund Everett’s pension obligations such that the transferred net pension liability does not exceed $570 million.
(vi) Reflects transaction costs related to the Merger. For information on the composition of these costs, refer to Note 8. This amount has not been tax effected as the tax deductibility of these items has not been determined.
(vii) Short-term debt and current maturities of long-term debt and Long-term debt, net of current maturities, were adjusted as described in Note 4.
(viii) Represents adjustment for liabilities related to transferred employees not historically associated with Everett, as well as balances included in the condensed combined balance sheet of Everett which were not transferred under the Separation and Distribution Agreement. See Note 5 for further discussion.
(ix) Reflects the deferred tax impact of the Everett pro forma adjustments included in the pro forma condensed combined balance sheet.
(x) Pursuant to the Separation and Distribution Agreement, this adjustment reflects the net adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services in line with the contractually agreed upon amount. See Note 5 for further discussion.
(xi) Represents the transfer to Everett of a portion of HPE’s global real estate portfolio and IT assets.

Note 8: Pro Forma Statement of Operations Adjustments

The pro forma statement of operations reflects the following adjustments (in millions):

(A) Cost of services was adjusted as follows:

Policy adjustments(i)	$(175)
Capital lease adjustment(ii)	409
Total adjustment to Costs of services	$234

(i) Represents adjustments related to the transfer of certain pension assets and liabilities from HPE to Everett and to conform the pension accounting policy of Everett to that of CSC, as described in additional detail in Note 2 and Note 5.
(ii) Pursuant to the Separation and Distribution Agreement, this adjustment reflects the re-characterization of a portion of Everett’s historical depreciation and interest expense as rent expense within Cost of services resulting from the adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services consistent with the contractually agreed upon amount. See Note 5 for further information.

(B) Selling, general and administrative were adjusted as follows:

Remove transaction costs(i)	$(32)
Policy adjustments(ii)	(12)
Total adjustment to Selling, general and administrative	$(44)

(i) Transaction costs represent costs paid to advisers, attorneys and other third parties directly related to the Merger. Accordingly, transaction costs have been eliminated as these costs are directly attributable to and are not expected to have a continuing impact on results of operations following the consummation of the Merger.
(ii) Represents adjustments related to the transfer of certain pension assets and liabilities from HPE to Everett and to conform the pension accounting policy of Everett to that of CSC, as described in additional detail in Note 2 and Note 5.

(C) Depreciation and amortization were adjusted as follows:

Change in amortization expense associated with acquired intangible assets(i)	$163
Change in depreciation expense associated with acquired property and equipment(ii)	38
Change in depreciation expense associated with adjustment of capital leases to operating(iii)	(342)
Total adjustment to Depreciation and amortization	$(141)

(i) All amortization adjustments related to identifiable definite-lived intangible assets are recorded to Depreciation and amortization. Historical amortization expense recorded in the condensed combined statement of operations of Everett totaled $231 million for the year ended January 31, 2017, and was replaced with the estimated amortization expense for the identifiable definite-lived intangible assets of $394 million for the year ended January 31, 2017. The estimated amortization expense was computed using the straight-line method and an estimated useful life of thirteen years for customer relationships and seven years for developed technology.

A change of 10% in the estimated fair value allocated to the customer relationship and related contracts intangible asset would result in a change in the twelve-month amortization expense of $30 million. An increase in the estimated useful life of the customer relationship and related contracts intangible asset of one year would result in a decrease in the twelve-month pro forma amortization expense of $22 million, while a decrease in the estimated useful life of one year would result in an increase in the twelve-month pro forma amortization expense of $25 million.

(ii) All depreciation adjustments related to acquired property and equipment are recorded to Depreciation and amortization. Historical depreciation expense recorded in the condensed combined statement of operations of

Everett for the year ended January 31, 2017 was increased by $38 million. The estimated depreciation expense was computed using the straight-line method and estimated remaining useful life of 24 years for real property.

(iii) Pursuant to the Separation and Distribution Agreement, this adjustment reflects the re-characterization of a portion of Everett’s historical depreciation and interest expense as rent expense within Cost of services resulting from the adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services consistent with the contractually agreed upon amount. See Note 5 for further information.

(D) Separation costs include costs arising from the separation of Everett from its parent, HPE. These costs primarily represent costs paid to third party providers and are eliminated as they are not expected to have a continuing impact on the results of operations following the consummation of the Merger.

(E) Interest expense was adjusted as follows:

Debt financing impact(i)	$88
Capital lease adjustment(ii)	(67)
Total adjustment to Interest expense	$21

(i) Represents the net adjustment to Interest expense, net, as a result of the new debt as further described in Note 4, as well as an adjustment for the removal of $17 million of interest expense attributable to CSC bridge facility fees in the year ended March 31, 2017.

(ii) Pursuant to the Separation and Distribution Agreement, this adjustment reflects the re-characterization of a portion of Everett’s historical interest expense as rent expense within Cost of services resulting from the adjustment to modify Everett’s existing capital lease arrangements with HPE Financial Services consistent with the contractually agreed upon amount. See Note 5 for further information.

(F) Income tax (benefit) expense was adjusted related to the income tax impact of the pro forma adjustments, using estimated global statutory tax rates of the combined company ranging from 20% to 35%, respectively.

(G) The adjustment to the weighted-average common shares outstanding for basic earnings per share is to reflect the 141,865,656 shares of DXC issued to HPE stockholders to establish 50.1% ownership of the combined company by HPE. The amount of shares issued by Everett was measured based on a 1:1 share exchange ratio for current outstanding CSC shares and the assumption that the 141,298,797 CSC shares outstanding would represent 49.9% of the total amount of shares issued of the combined company, based on CSC’s outstanding common shares as of March 31, 2017. Total pro forma shares outstanding are assumed to be 283,164,453. Due to the pro forma condensed combined net loss for the year ended March 31, 2017, dilutive common share-equivalents were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive. See Note 3 for further information.